Exhibit 5.1

                    Writer’s Direct Dial: +1 212 225 2632

                             E-Mail: dlopez@cgsh.com

November 16, 2022

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Ladies and Gentlemen:

We have acted as special counsel to Bed Bath & Beyond Inc., a New York corporation (the “Company”), each of the Company’s subsidiaries listed in Schedule A (each a “Covered Guarantor”) and each of the Company’s subsidiaries listed in Schedule B (each a “Non-Covered Guarantor” and, together with each Covered Guarantor, the “Guarantors”), in connection with (1) the Company’s proposed offer to exchange, pursuant to a Registration Statement on Form S-4, as amended (including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (i) up to $215.4 million in aggregate principal amount (or up to $218.6 million in aggregate principal amount, assuming full participation in the Exchange Offers prior to 5:00 P.M., New York City time on October 28, 2022 (such time and date with respect to each of the Exchange Offers, as the same may be extended, the “Early Participation Time”)) of the Company’s newly issued 3.693% Senior Second Lien Secured Non-Convertible Notes due 2027 (the “New Second Lien Non-Convertible Notes”) and up to $88.3 million in aggregate principal amount (or up to $91.5 million in aggregate principal amount, assuming full participation in the Exchange Offers prior the Early Participation Time) of the Company’s newly issued 8.821% Senior Second Lien Secured Convertible Notes due 2027 (the “New Second Lien Convertible Notes”) for any and all validly tendered (and not validly withdrawn) outstanding 3.749% Senior Notes due 2024 (the “2024 Notes”) of the Company issued under the indenture, dated as of July 17, 2014, between the Company and The Bank of New York Mellon, as trustee, as supplemented by the First Supplemental Indenture, dated July 17, 2014 (the “Old Notes Indenture”) and (ii) up to $177.2 million in aggregate principal amount (or up to $177.2 million in aggregate principal amount, assuming full participation in the Exchange Offers prior to the Early Participation Time) of the Company’s newly issued 12.000% Senior Third Lien Secured Convertible Notes due 2029 (the “New Third Lien Secured Notes” and together with the New Second Lien Non-Convertible Notes and the New Second Lien Convertible Notes, the “Exchange Notes”) for any and all validly tendered (and not validly withdrawn) outstanding 4.915% Senior Notes due 2034 (the “2034 Notes”) of the Company and any and all validly tendered (and not validly withdrawn) outstanding 5.165% Senior Notes due 2044 (the “2044 Notes” and together with the 2024 Notes and the 2034 Notes, the “Initial Notes”) of the Company issued under the Old Notes Indenture (each such offer, an “Exchange Offer” and, collectively, the “Exchange Offers”) and (2) the Company’s related solicitation of consents (“Consents” and, such solicitations, the “Consent Solicitations”) to the proposed amendments (the “Proposed Amendments”) to the Old Notes Indenture. The Exchange Notes will be fully and unconditionally guaranteed by the Guarantors. Each series of the Exchange Notes will be issued under separate indentures to be dated on or before the settlement date of each of the Exchange Offers (each a “New Notes Indenture” and, collectively, the “New Notes Indentures”), among the Company, the Guarantors and Wilmington Trust, N.A., as trustee (the “Trustee”). The New Notes Indentures will include the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the forms of the New Notes Indentures filed as exhibits to the Registration Statement, including the forms of the Exchange Notes; and

(c)	Opinions of Delaware counsel, New Jersey counsel, Tennessee counsel and Canadian counsel, as applicable, for each Non-Covered Guarantor.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and each Covered Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the New Notes Indentures will conform to the forms thereof that we have reviewed and (iii) that the Exchange Notes will conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the terms of the New Notes Indentures.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that;

1. When the Exchange Notes, in the forms that we have reviewed, have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the New Notes Indentures and duly issued and delivered by the Company in exchange for the Initial Notes consistent with the terms and conditions of the Exchange Offers, (a) the Exchange Notes of each series will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the corresponding New Notes Indenture, and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the New Notes Indentures.

2. The shares of the Company’s common stock, par value $0.01, into which the New Second Lien Convertible Notes and New Third Lien Convertible Notes will be convertible at the initial conversion prices set forth in the forms thereof have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion and, upon issuance thereof on conversion of the New Second Lien Convertible Notes and New Third Lien Convertible Notes in accordance with the applicable New Notes Indenture and the respective terms of the New Second Lien Convertible Notes and New Third Lien Convertible Notes at conversion prices at or in excess of the par value of such shares of common stock, will be validly issued, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the valid existence and good standing of the Company and each Covered Guarantor, they are based solely on confirmation from public officials. In addition, in rendering the foregoing opinion we have assumed that, at all applicable times (a) each Non-Covered Guarantor (i) is duly incorporated or formed, as applicable, and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization or formation, as applicable, and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization or formation, as applicable, in connection with the transactions contemplated by, and the performance of its obligations under, each of the New Notes Indentures, (b) each Non-Covered Guarantor has requisite corporate or other power and authority to execute, deliver and perform all its obligations under each of the New Notes Indentures and (c) each of the New Notes Indentures has been duly authorized, executed and delivered by all requisite corporate or other action on the part of such Non-Covered Guarantor;

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or a Covered Guarantor, (a) we have assumed that the Company and such Covered Guarantor and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Exchange Notes, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and such Covered Guarantor regarding matters of the federal law of the United States of America and the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the foregoing opinions, we have further assumed that the Exchange Notes will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Exchange Notes or the New Notes Indentures and in the manner contemplated by the Registration Statement.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David Lopez
David Lopez, a Partner

Schedule A

Covered Guarantors

Entity Name	Jurisdiction
Liberty Procurement Co. Inc.	New York

Schedule B

Non-Covered Guarantors

Entity Name	Jurisdiction

BBB Canada LP Inc.	Delaware

BBB Canada Ltd.	Federal

BBB Value Services Inc.	Tennessee

BBBY Management Corporation	New Jersey

BBBYCF LLC	Delaware

BBBYTF LLC	Delaware

Bed Bath & Beyond of California Limited Liability Company	Delaware

Bed Bath & Beyond Canada L.P.	Ontario

Bed ‘N Bath Stores Inc.	New Jersey

Buy Buy Baby, Inc.	Delaware

BWAO LLC	Delaware

Chef C Holdings LLC	Delaware

Decorist, LLC	Delaware

Harmon Stores, Inc.	Delaware